FINANCIAL CONSULTING AGREEMENT

      This agreement is made by and between DNAPrint genomics, Inc., a Utah based corporation having its principle office at 900 Cocoanut Avenue, Sarasota, Florida 34236 (the "COMPANY"), and Market Pulse LLC, having its principle office at 4221 Potters Walk, Atlanta, Georgia 30342 (the "CONSULTANT").

      In consideration of the mutual promise contained herein and on the terms and conditions hereinafter set fourth, the Company and Consultant agree as follows:

1. PROVISION OF SERVICES: Investor Relations Program for DNAPrint genomics, Inc. for the next three (3) months.

            (A) Consultant shall, to the extent reasonably required, develop and coordinate a program to increase public awareness of DNAPrint genomics, including particularly among the investment community, which program will include the following services to be rendered by the Consultant as well as the additional services which may be provided by third parties as provided below:

      (I) Market-Pulse.com Online Newsletter - DNAPrint genomics will be in our newsletter profile for the next three (3) months. We will email our subscriber base once a week for the next three (3) months. Our email subscriber base is made up of thousands of investors, brokers and financiers interested in small and micro-cap companies. In addition, at any time DNAPrint genomics releases a press release during the duration of the contract, we will also email our subscribers with that press release.

      (II) Profile on Market Pulse Navigator web site for the next three (3) months.

      (III) Investment Opinion - Market Pulse may, in its sole discretion, issue a favorable investment opinion anytime DNAPrint genomics issues a press release that Market Pulse deems to be a significant positive event for the company.

            Please courier an investor's package and any current press releases to the production department: Attn: Victoria Stowers, 93 County Road 635, Chancellor, AL 36316.

            (B) Consultant shall use its best efforts in the furnishing of advice and recommendations, and for this purpose consultant shall, at all times, maintain or keep and make available qualified persons or a network of qualified outside professionals for the performance of its obligations under this agreement. To the extent reasonably practical, consultant shall use its own personnel rather than outside professionals.

2.    COMPENSATION

      (A) The total cost for the Consultant's services is $75,000 (US Funds) and two million restricted shares of stock in DNAPrint genomics, Inc. as payment for the consulting agreement. Wire Transfer Instructions: Bank of America, Atlanta, Georgia, ABA Number is: 026009593, for further credit to: Market Pulse LLC, Account Number: 003283378778. Please issue stock certificate to Market Pulse LLC. Please courier stock certificate to Market Pulse LLC at: 4221 Potters Walk, Atlanta, Georgia 30342.

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      (B) The Company understands and agrees that the compensation paid to
      Consultant is earned by Consultant upon receipt. The compensation paid to Consultant under this agreement is solely an inducement for Consultant to accept this engagement on the Company's behalf. The Company further understands and agrees that the compensation paid to Consultant is not returnable or refundable under any circumstances, including any claim made by the Company that the services contracted for were not performed or were not of value sufficient to warrant the compensation paid to Consultant.

3.    LIABILITY; INDEMNIFICATION

      (A) The Company shall indemnify, hold harmless and defend Consultant and its officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, its status or activities as a consultant to the Company hereunder, except for any loss , damage, liability, judgment, cost or expense resulting from willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

      (B) Consultant shall indemnify, save harmless and defend the Company from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

4.    STATUS OF CONSULTANT

      Consultant shall at all times be an independent contractor of the Company and, except as expressly provided or authorized by this Agreement, shall have no authority to act for or represent the Company. The Company acknowledges that the Consultant may, from time to time, subcontract the performance of certain of its services hereunder to third parties, in which event the Consultant shall be responsible for the timely and professional performance of such services as if the Consultant had provided same.

5.    OTHER ACTIVITIES OF CONSULTANT

      The Company recognizes that Consultant now renders and may continue to render management and other services to other clients, which may or may not have policies and conduct activities similar to those of the Company. Consultant shall be free to render such advice and other services and the Company hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

6.    TERMS

      (A) Consulting agreement will become effective upon receipt of signed contract and payment.

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      (B)   DNAPrint genomics, Inc. hereby authorizes and agrees to allow Market
            Pulse (MP) to republish any and all of its press releases including, but not limited to, Market Pulse republishing these press releases in its investment opinion called Market Pulse Breaking News Alert.

7.    IN GENERAL

      This agreement sets forth the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussions, agreements and understandings of any nature between them with respect thereto. This agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made to be performed entirely within such State.

IN WITNESS WHEREOF, The parties have caused this agreement to be signed by their respective officers or representatives duly authorized on the day and year first below written:

DNAPrint genomics, Inc.

/s/ Richard Gabriel
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Richard Gabriel                                                        Date
CEO & President

Market Pulse LLC

/s/ Bernard R. Schmitt                                        August 19, 2005
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Bernard R. Schmitt                                            Date
Chief Executive Officer
Market Pulse LLC